FOR:   International Speedway Corporation

                            APPROVED BY:   Wes Harris
                                           Director of Investor Relations
                                           (904) 947-6465

                                CONTACT:   Betsy Brod/Keith Curtis
                                  Media:   Michael McMullan/Jennifer Kirksey
                                           Morgen-Walke Associates, Inc.
FOR IMMEDIATE RELEASE                      (212) 850-5600

INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES INCREASE IN CAPITAL SPENDING
                             PLANS
              ~ Company Declares Annual Dividend ~

     DAYTONA BEACH, FLORIDA   May 3, 2000   International Speedway Corporation
("ISC") (Nasdaq/NM:ISCA; OTC Bulletin Board: ISCB), a leading promoter of motorsports activities, announced that its Board of Directors has approved an additional $47 million for capital projects.

     The $47 million has been allocated for projects including additional seating, land acquisitions for future expansion projects at existing facilities, and other value-added projects designed to enhance the overall motorsports experience. In sum, the Company currently has approximately $96 million approved for capital expenditures at its existing facilities. Approximately $64 million of this total amount is expected to be spent during the remainder of fiscal 2000, from the period of March 1st through November 30th.

     William C. France, Chairman and Chief Executive Officer of ISC, commented, "The approval of an additional $47 million in capital spending by our Board demonstrates our commitment to provide the highest quality of motorsports entertainment. The Company is constantly seeking to improve the guest experience at our facilities in order to maintain a high level of satisfaction that is synonymous with ISC-promoted events."

     Separately, the Company announced the declaration of an annual dividend of $0.06 per share, payable on June 30, 2000 to common stockholders of record on May 31, 2000.

     International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually. The Company owns and/or operates 11 major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan Speedway located outside Detroit, Michigan; California Speedway near Los Angeles, California; Homestead-Miami Speedway in Florida; Phoenix International Raceway in Arizona; Richmond International Raceway in Virginia; Darlington Raceway in South Carolina; North Carolina Speedway in Rockingham, North Carolina; Watkins Glen International in New York, and Nazareth Speedway in Pennsylvania. In addition, the Company is developing a superspeedway in Kansas City, Kansas. Other track interests include the operation of Tucson (Arizona) Raceway Park and an indirect 37.5% interest in Raceway Associates, LLC, which owns the Route 66 Raceway and is developing a superspeedway in the Chicago area. The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; Americrown Service Corporation, a provider of catering services, food and beverage concessions, and merchandise sales, and Motorsports International, a producer and marketer of motorsports-related merchandise. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that state the Company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including but not limited to the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC.
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